EXHIBIT 21.1
                         SUBSIDIARIES OF THE REGISTRANT

The following is a list of the Subsidiaries of the Company:

Subsidiary                                           Place of Incorporation
----------                                           ----------------------
Groundwater Technology Government Services, Inc.            Delaware
GTI Investment Company, Inc.                                Delaware
Fluor Daniel GTI International, Inc.                        Delaware
Fluor Daniel GTI Canada, Inc.*                              Province of Ontario,
                                                            Canada
Fluor Daniel GTI International Limited*                     United Kingdom
Groundwater Technology B.V.*                                The Netherlands
Fluor Daniel GTI Australia PTY, Limited*                    Australia
Groundwater Technology Italia S.r.1.*                       Italy
Fluor Daniel Environmental Services, Inc.                   California

* Fluor Daniel GTI Canada, Inc. ("Canada"), Fluor Daniel GTI International Limited ("UK"), Groundwater Technology B.V. ("Netherlands"), Fluor Daniel GTI Australia PTY, Limited ("Australia") and Fluor Daniel GTI Italia S.r.1. ("Italy") are indirect or "second-tier" subsidiaries of the Company. Canada, UK, Netherlands, Australia and Italy are subsidiaries of Fluor Daniel GTI International, Inc., which, in turn, is a wholly-owned subsidiary of the Company.